FINAL


                                  APRIL SALES
                                  MAY 6, 1999
--------------------------------------------------------------------------------

o GOOD MORNING EVERYONE. THIS IS TOM KATZENMEYER, VICE PRESIDENT OF INVESTOR RELATIONS FOR THE LIMITED, INC.

o THIS IS THE LIMITED'S APRIL SALES REPORT FOR THE FOUR WEEK PERIOD ENDING SATURDAY, MAY 1, 1999.

o BEFORE I BEGIN, AS A MATTER OF FORMALITY, I NEED TO REMIND YOU THAT ANY FORWARD LOOKING STATEMENTS I MAY MAKE TODAY ARE SUBJECT TO THE SAFE HARBOR STATEMENT FOUND IN OUR SEC FILINGS.

I WILL FIRST REVIEW THE RESULTS FOR LIMITED, INC.

o SALES FOR THE FOUR WEEKS ENDED MAY 1, 1999, WERE $639.9 MILLION, FLAT COMPARED TO $637.4 MILLION LY AND ABOVE EXPECTATIONS. LY'S SALES INCLUDED ABERCROMBIE & FITCH.

o    OUR COMPS FOR APRIL WERE 5% VS. 18% LY.

o    MERCHANDISE MARGINS WERE DOWN TO LY.

o    APPAREL INVENTORIES WERE UP 12% PER SQFT. AT COST.

o    IBI INVENTORIES WERE UP 20% PER SQFT. AT COST.

o A FEW COMMENTS ABOUT THE FIRST QUARTER, WHICH WE WILL REPORT AT 8 AM ON MONDAY, MAY 17TH:

o FIRST QUARTER SALES WERE $2.105 BILLION, UP 5% FROM $2.008 BILLION LAST YEAR. LAST YEAR'S RESULTS INCLUDED ABERCROMBIE & FITCH.

o    COMPS FOR THE FIRST QUARTER WERE 12%.

o AND FINALLY, AS ANNOUNCED ON MONDAY, THE COMPANY EXPECTS TO REPORT FIRST QUARTER EARNINGS PER SHARE OF $.14, AN INCREASE OF 56% OVER AN ADJUSTED $.09 PER SHARE IN 1998. THIS REPRESENTS A SIGNIFICANT INCREASE OVER THE MAY 3 WALL STREET CONSENSUS ESTIMATE OF $.10 PER SHARE, AND IS PRIMARILY THE RESULT OF STRONG FIRST QUARTER PERFORMANCES AT THE EXPRESS, LERNER NEW YORK, LANE BRYANT, AND LIMITED TOO BRANDS, AS WELL AS INTIMATE BRANDS, INC. ADDITIONALLY, DUE TO THE MOMENTUM IN THE APPAREL BRANDS, THE COMPANY NOW EXPECTS TO EXCEED THE SECOND QUARTER WALL STREET CONSENSUS ESTIMATE OF $.15 PER SHARE BY $.03.


IN OUR APPAREL BRANDS:
----------------------

o    SALES IN APRIL WERE $353.7 MILLION VS. $347.9 MILLION LAST YEAR.

o    COMPS FOR APRIL IN APPAREL WERE 4% VS. 22% LY, ABOVE EXPECTATION.

o    MERCHANDISE MARGINS WERE DOWN SLIGHTLY TO LY.

o    INVENTORIES WERE UP 12% PER SQFT. AT COST.

o    FIRST QUARTER SALES IN APPAREL WERE $1.158 BILLION, UP 10% FROM LY.

o    FIRST QUARTER APPAREL COMPS WERE 12% VS. 8% LY.

o WE ARE ENCOURAGED BY THE APPAREL BUSINESSES' RESULTS IN THE FIRST QUARTER. THE BRANDING PROCESSES WHICH HAVE PRODUCED SUCH SUCCESS AT IBI'S VICTORIA'S SECRET AND BATH & BODY WORKS BRANDS ARE BEGINNING TO HAVE AN IMPACT AT THE APPAREL BRANDS.


NOW INDIVIDUAL BRAND RESULTS BEGINNING WITH ....


EXPRESS
-------
o    COMPS FOR APRIL WERE UP 4% VS. 32% LY, SLIGHTLY ABOVE EXPECTATION.

o    MERCHANDISE MARGINS WERE UP TO LY.

o    COMPS FOR THE FIRST QUARTER AT EXPRESS WERE UP 16%.

o    FIRST QUARTER SALES AT EXPRESS WERE $301.5 MILLION.


LERNER NEW YORK
---------------
o    COMPS FOR APRIL WERE UP 16% VS. 21% LY, ABOVE EXPECATION.

o    MERCHANDISE MARGINS WERE FLAT TO LY.

o    FIRST QUARTER COMPS AT LERNER WERE UP 23%.

o    FIRST QUARTER SALES AT LERNER WERE $236.0 MILLION.

LANE BRYANT
-----------
o    COMPS FOR APRIL WERE UP 3% VS. 11% LY, ABOVE EXPECATION.

o    MERCHANDISE MARGINS WERE DOWN SLIGHTLY TO LY.

o    FIRST QUARTER COMPS AT LANE BRYANT WERE UP 9% TO LY.

o    FIRST QUARTER SALES WERE $223.1 MILLION.


LIMITED STORES
--------------
o    COMPS FOR APRIL WERE UP 5% VS. 15% LY, AND ABOVE EXPECTATION.

o    MERCHANDISE MARGINS WERE DOWN TO LY.

o    FIRST QUARTER COMPS AT LIMITED STORES WERE UP 5% TO LY.

o    FIRST QUARTER SALES WERE $165.5 MILLION.


STRUCTURE
---------
o    COMPS FOR APRIL WERE DOWN 15% VS. 17% LY, SLIGHTLY BELOW EXPECTATION.

o    MERCHANDISE MARGINS WERE UP TO LY.

o AFTER TWO MONTHS OF POSITIVE COMPS, STRUCTURE WAS UP AGAINST A TOUGH COMPARISON AND THEIR "BIG SALE" LAST YEAR. THEY WERE LESS PROMOTIONAL THIS YEAR. WE ARE BEGINNING TO SEE SOME BETTER RESULTS FROM THEIR TOPS ASSORTMENT.

o    FIRST QUARTER COMPS AT STRUCTURE WERE UP 3% TO LY.

o    FIRST QUARTER SALES WERE $123.3 MILLION.


LIMITED TOO
-----------
o    COMPS FOR APRIL WERE UP 3% VS. 54% LY, ABOVE EXPECTATION.

o    MERCHANDISE MARGINS WERE UP TO LY.

o    FIRST QUARTER COMPS AT LIMITED TOO WERE UP 10% TO LY.

o    FIRST QUARTER SALES WERE $95.0 MILLION.


INTIMATE BRANDS
---------------
o AS YOU KNOW, INTIMATE BRANDS RELEASED THEIR APRIL RESULTS YESTERDAY, SO I'LL JUST QUICKLY REVIEW THE FACTS FROM THAT CALL.

o    COMPS FOR APRIL AT IBI WERE UP 7% VS. 6% LY.

o    APRIL SALES AT INTIMATE BRANDS WERE $263.3 MILLION, UP 13% TO LY.

o    MERCHANDISE MARGINS WERE UP TO LY.

o    INVENTORIES WERE UP 20% PER SELLING SQFT. AT COST.

o FIRST QUARTER COMPS WERE UP 13% AND FIRST QUARTER SALES INCREASED 14% TO $877.8 MILLION.

o    IBI WILL REPORT FIRST QUARTER EARNINGS ON WEDNESDAY, MAY 12TH.

o IBI ALSO REPORTED ON MONDAY THAT THEY EXPECT FIRST QUARTER EARNINGS PER SHARE OF $.19, A 19% INCREASE OVER 1998.

NOW FOR THE INTIMATE BRANDS BUSINESSES ....


VICTORIA'S SECRET STORES
------------------------
o    COMPS FOR APRIL WERE UP 6% VS. 8% LY.

o    MERCHANDISE MARGINS WERE UP TO LY.

o FIRST QUARTER COMPS AT VSS WERE UP 13% AND FIRST QUARTER SALES WERE $422.8 MILLION.

o VS RECORDED AN ON PLAN SALES PERFORMANCE FOR THE MONTH. THE HUGELY SUCCESSFUL LAUNCH OF BODY BY VICTORIA DEPLETED INVENTORIES OF THAT PRODUCT AND PREVENTED THE BUSINESS FROM REALIZING EVEN GREATER SALES GAINS. EVEN SO, FOUNDATION SALES INCREASES REMAINED STRONG THROUGHOUT THE MONTH.


VICTORIA'S SECRET CATALOGUE
---------------------------
o    APRIL SALES AT VSC WERE UP 8% TO LY.

o    MERCHANDISE MARGINS WERE UP SLIGHTLY TO LY.

o    FIRST QUARTER SALES AT VSC WERE $194.0 MILLION, DOWN 3% TO LY.

o THE MONTH CONTINUED TO SHOW STRONG DEMAND FOR SPRING MERCHANDISE AND WAS ALSO POSITIVELY IMPACTED BY THE CLEARANCE OF BACKORDERS. WE BELIEVE OUR BACKORDERS HAVE PEAKED AND THE LEVEL WILL CONTINUE TO COME DOWN TO A NORMAL LEVEL DURING THE SECOND QUARTER.


BATH & BODY WORKS
-----------------
o    COMPS FOR APRIL WERE UP 8% VS. 2% LY.

o    MERCHANDISE MARGINS WERE FLAT TO LY.

o FIRST QUARTER COMPS AT BBW WERE UP 13% AND FIRST QUARTER SALES WERE $258.1 MILLION.

o BBW'S COMPS WERE SLIGHTLY AHEAD OF OUR 4-6% COMP EXPECTATION, AS TOTAL SALES WERE DRIVEN BY BOTH INCREASES IN TRANSACTION SIZE AND THE NUMBER OF TRANSACTIONS.

o IF YOU WOULD LIKE TO HEAR A MORE DETAILED REPORT ON INTIMATE BRANDS, YOU CAN LISTEN TO IBI'S PRERECORDED CALL WITH PHIL MALLOTT BY DIALING 1-800-696-1585 FOLLOWED BY THE ACCESS CODE FOR IBI WHICH IS 4 6 6 7 7.

o FIRST QUARTER WILL BE REPORTED ON MONDAY, MAY 17TH, WITH A LIVE CONFERENCE CALL WITH KEN GILMAN, ANN HAILEY, AND MYSELF BEGINNING AT 8:00 A.M. EST. WE EXPECT TO HAVE FINANCIAL INFORMATION FAXED TO YOU BY 7:30 A.M. THAT MORNING.

o    AMIE AND I ARE IN COLUMBUS TODAY AND LOOK FORWARD TO YOUR CALLS.